Exhibit 99.1

NEWS

Contacts:

Joan Huwiler, RWA	Mary Ingarra, CT Water
(203) 401-2772	1-800-428-3985 x 3014

TRANSACTION TO ACQUIRE BIRMINGHAM UTILITIES COMPLETE
Regional Water Authority Owns Ansonia Division
Connecticut Water Owns Eastern Operations

NEW HAVEN, CONNECTICUT – January 16, 2008 – The South Central Connecticut Regional Water Authority (RWA) of New Haven and the Connecticut Water Company of Clinton today acquired Birmingham Utilities.  As part of the transactions, RWA will own and operate the Ansonia Operations of Birmingham Utilities which has 9,500 customers in Ansonia, Derby, and Seymour.  Connecticut Water will own and operate the Eastern Division of Birmingham Utilities which has 2,200 customers in 15 towns.

The transactions were effectuated through the merger of RWA21, Ltd., a newly created wholly owned subsidiary of RWA, with and into BIW Limited, the parent company that owns Birmingham Utilities.  Connecticut Water acquired the Eastern Division from Birmingham Utilities immediately prior to the merger.

The Connecticut Department of Public Utility Control (DPUC) approved the sale of Birmingham Utilities to the two water companies in November 2007.  The DPUC decision noted that the Birmingham customers will benefit from being served by larger utilities that have the resources and capital to invest in future system improvements, as well as the expertise of highly qualified professional engineers, water treatment and distribution system operators and customer service representatives that are on staff.

“We have been planning for the integration of the companies.  For years, BUI has run a quality operation and from the customers’ perspective, we will continue to build upon that strong record of customer service.  Our goal is to provide the BUI customer with a seamless, transparent integration,” said David Silverstone, president and CEO of the South Central Connecticut Regional Water Authority.

Birmingham announced its intent to sell to RWA and Connecticut Water on June 29, 2007. The partnership between the RWA and Connecticut Water to purchase Birmingham Utilities allowed the transaction to go forward in a fashion consistent with the RWA’s enabling legislation, which limits its water utility acquisitions to certain towns. The Ansonia operations are within the RWA district and the remaining systems more closely fit in the Connecticut Water service area.

“Our employees began working with BUI Eastern Division employees, customers and town leaders six months ago to ensure they are part of Connecticut Water from day one,” said Eric W. Thornburg, Connecticut Water president and CEO.  “We will continue to work with community leaders and customers to build upon the investments and infrastructure improvements that Birmingham made in the region to provide quality service to the customers.

This acquisition was also approved by the shareholders of BIW Limited and the Authority’s Representative Policy Board.

Editors note:

About the South Central Connecticut Regional Water Authority:  It is a nonprofit public corporation and political subdivision of the State of Connecticut.  In 1980, the Authority acquired the New Haven Water Company, an investor owned water utility, which was founded in 1849.  It owns more than 26,000 acres of land, provides a wide array of recreational opportunities and provides water related services.  Through its Whitney Water Center, the Authority provides hands-on water science programs to some 16,000 students annually.

About The Connecticut Water Company:  It provides water to more than 83,000 customers, or nearly 300,000 people, in 41 towns in Connecticut, and is the largest subsidiary of Connecticut Water Service, Inc. (NASDAQ GS: CTWS), New England’s largest locally based investor owned water utility company.  CTWS also provides water related services to residential, commercial and industrial customers as well as municipalities and other water utilities though its New England Water Utility Services subsidiary.

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations.  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability on these acquisitions is often dependant on the successful integration of these companies, including the recently completed acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services Inc.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.